Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: March 30, 2010

Information Analysis Inc. Reports Profitable Results for 2009

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its fourth fiscal quarter ended December 31, 2009. Revenues were $1,924,000, compared to $1,651,000 reported in the fourth quarter 2008. The information technology services company reported net income of $98,000, or $0.01 per share basic and diluted, compared to a net loss of $102,000 or ($0.01) per share basic and diluted, in the fourth quarter 2008.

     For the year ended December 31, 2009, IAI’s revenues were $6,711,000, compared to revenues of $6,693,000 for the same period in 2008. The Company reported net income of $164,000, or $0.01 per share basic and diluted, compared to a net loss of $372,000, or ($0.03) per share basic and diluted, reported for the comparable 2008 period.

     “The Company increased revenue and profit in the fourth quarter and for the year in comparison to last year’s results. Additionally, as a result of increased sales efforts, our proposal volume has been steadily climbing,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “We expect to turn this effort into better results for 2010.” “We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2009 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Profitable Results for 2009
March 30, 2010

Information Analysis Incorporated
Statements of Operations

	Three months ended December 31,
(in thousands, except per share data; unaudited)	2009	2008
Revenue:
Professional fees	$1,337	$857
Software sales	587	794

Total revenue	1,924	1,651
Cost of goods sold and services provided:
Cost of professional fees	806	642
Cost of software sales	523	667

Total cost of sales	1,329	1,309

Gross margin	595	342
Selling, general and administrative expense	499	450

Income (loss) from operations	96	(108)
Other income, net	2	6

Income (loss) before income taxes	98	(102)
Provision for income taxes	--	--

Net income (loss)	$98	$(102)

Earnings (loss) per common share:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,209,026	11,196,760

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Information Analysis Reports Profitable Results for 2009
March 30, 2010

Information Analysis Incorporated
Statements of Operations

	Year ended December 31,
(in thousands, except per share data; audited)	2009	2008
Revenue:
Professional fees	$4,938	$4,950
Software sales	1,773	1,743

Total revenue	6,711	6,693
Cost of goods sold and services provided:
Cost of professional fees	3,102	3,669
Cost of software sales	1,453	1,348

Total cost of sales	4,555	5,017

Gross margin	2,156	1,676
Selling, general and administrative expense	2,002	2,069

Income (loss) from operations	154	(393)
Other income, net	10	21

Income (loss) before income taxes	164	(372)
Provision for income taxes	--	--

Net income (loss)	$164	$(372)

Earnings per share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,207,905	11,196,760

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Information Analysis Reports Profitable Results for 2009
March 30, 2010

Information Analysis Incorporated
Balance Sheets
	As of	As of
	December 31, 2009	December 31, 2008
(in thousands)	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,479	$1,549
Accounts receivable, net	940	1,122
Prepaid expenses	689	470
Other assets	-	1

Total current assets	3,108	3,142

Fixed assets, net	36	56
Other assets	6	6

Total assets	$3,150	$3,204

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$89	$802
Deferred revenues	779	603
Other accrued liabilities	307	31
Accrued payroll and related liabilities	255	214
Income taxes payable	--	2

Total liabilities	1,430	1,652

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,554	14,550
Accumulated deficit	(12,032)	(12,196)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,720	1,552

Total liabilities and stockholders' equity	$3,150	$3,204

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